{02162712;v1 } IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. C.A. No. 2021-0511-NAC JAMES HARRIS AND THE ESTATE OF ADAM CHRISTOPHER VIGNOLA, derivatively on behalf of FAT BRANDS INC., Plaintiffs, v. SQUIRE JUNGER, JAMES NEUHAUSER, EDWARD H. RENSI, ANDREW A. WIEDERHORN, FOG C.A. No. 2022-0254-NAC

{02162712;v1 } 2 CUTTER HOLDINGS, LLC, and FOG CUTTER CAPITAL GROUP, INC., Defendants, -and- FAT BRANDS INC., a Delaware Corporation, Nominal Defendant. NOTICE OF PENDENCY OF SETTLEMENT OF DERIVATIVE ACTIONS TO: ALL CURRENT STOCKHOLDERS OF FAT BRANDS, INC. (TRADING SYMBOLS: NASDAQ: FAT, NASDAQ: FATBB) PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. YOUR RIGHTS WILL BE AFFECTED BY THE LEGAL PROCEEDINGS IN THIS LITIGATION. IF THE COURT APPROVES THE PROPOSED SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE FAIRNESS, REASONABLENESS AND ADEQUACY OF THE PROPOSED SETTLEMENT, OR FROM PURSUING THE RELEASED CLAIMS DEFINED HEREIN. IF YOU DO NOT OBJECT TO THE PROPOSED SETTLEMENT, OR TO THE PROPOSED ATTORNEYS’ FEE AND EXPENSE AMOUNT DESCRIBED IN THIS NOTICE, YOU ARE NOT OBLIGATED TO TAKE ANY ACTION. I. WHY ARE YOU RECEIVING THIS NOTICE? The purpose of this notice (the “Notice”) is to inform you of: (i) lawsuits (the “Actions”) in the Court of Chancery of the State of Delaware (the “Court”) brought on behalf of FAT Brands, Inc. (“FAT” or the “Company”); (ii) a proposal to settle the Actions as provided in the Amended Stipulation and Agreement of Settlement, dated September 11, 2025 (the “Stipulation”), which sets forth the terms and

{02162712;v1 } 3 conditions of the proposed settlement of the Actions (the “Settlement”); and (iii) your right, among other things, to attend and participate in a hearing to be held on December 17, 2025 at 11:00 a.m. EST, in the Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801 (or by telephonic or video means as may be designated by the Court (the “Settlement Hearing”). This Notice describes the rights you may have under the Stipulation and what steps you may, but are not required to, take concerning the proposed Settlement. If the Court approves the Settlement, the parties will ask the Court to approve an Order and Final Judgment (the “Final Judgment”) that would end the Action.1 II. BACKGROUND TO THE ACTION AND THE SETTLEMENT THE FOLLOWING DESCRIPTION OF THE ACTION HAS BEEN PREPARED BY COUNSEL FOR THE SPECIAL LITIGATION COMMITTEE AND THE SETTLING PARTIES. IT IS NOT AN EXPRESSION OR STATEMENT BY THE COURT OF ANY FINDINGS OF FACT, AND THE COURT HAS MADE NO FINDINGS WITH RESPECT TO SUCH MATTERS. NOR SHOULD THE FOLLOWING DESCRIPTION BE UNDERSTOOD AS AN EXPRESSION OF ANY OPINION OF THE COURT AS TO THE MERITS OF ANY OF THE CLAIMS OR DEFENSES RAISED BY ANY OF THE PARTIES. Plaintiffs James Harris and the Estate of Adam Christopher Vignola (“Plaintiffs”) are current stockholders of FAT. Nominal defendant FAT, a Delaware corporation with its headquarters in Beverly Hills, California, is a multi-brand franchising company that acquires, markets, and develops fast casual and casual dining restaurant concepts. Andrew Wiederhorn (“Wiederhorn”), Edward Rensi, James Neuhauser, and Squire Junger (collectively, the “Independent Director Defendants”) are all former members of FAT’s Board of Directors (the “Board”). Wiederhorn is the current Chairman of the Board and former Chief Executive Officer (“CEO”) of FAT. Wiederhorn, Fog Cutter Holdings, LLC (“Holdings”) and FCCG, Inc. (“FCCG” and, together with Wiederhorn and Holdings, the “Fog Cutter Defendants” and together with FAT and the Individual Defendants, the 1 Unless otherwise defined herein, capitalized terms used in this Notice shall have the meanings assigned to them in the Stipulation.

{02162712;v1 } 4 “Defendants”)2 were affiliated with Defendant Wiederhorn and were allegedly controlling stockholders of FAT at relevant times. A. Summary of Plaintiff’s allegations in Harris v. Junger, et al., C.A. No. 2021-0511-NAC (“Harris I”) In Harris I Plaintiffs alleged that aside from a controlling stake in FAT, FCCG held little of material value apart from net operating loss (“NOLs”) carryforwards following FAT’s October 2017 initial public offering (“IPO”). Through his ownership of Holdings, Wiederhorn held a controlling stake in FCCG. Plaintiffs further alleged that Wiederhorn caused FCCG to repeatedly make tens of millions of dollars in cash advances to Wiederhorn in the form of “shareholder loans” following the FAT IPO, and contending that because FCCG had no source of cash flow to make these advancements, FCCG borrowed tens of millions of dollars from FAT pursuant to an intercompany promissory note issued in connection with the FAT IPO. By December 29, 2019, Wiederhorn’s shareholder loan balance had increased to over $16.8 million. By June 28, 2020, FCCG had allegedly forgiven the entirety of the shareholder loan, while Wiederhorn continued to borrow. In April 2020, the Board authorized FAT to enter into a $35 million Intercompany Revolving Credit Agreement (the “Intercompany Agreement”) with FCCG. Under this new agreement, FCCG funded additional cash advancements to Wiederhorn. By August, the amount owed under the Intercompany Agreement had increased to almost $40 million. On August 18, 2020, Wiederhorn proposed a transaction in which Fat Brands would acquire FCCG (the “Merger”). Through the Merger, the Fat Brands stock held by FCCG would be cancelled, FCCG stockholders would be issued Fat Brands common stock in the amount previously held by FCCG, and non-FCCG stockholders of FAT (including the Company’s directors) would receive a special dividend of dividend-bearing Fat Brands Series B Preferred Stock. The dividend at that time represented a value transfer away from FCCG to FAT’s non-FCCG stockholders. As part of this transaction, FAT would forgive borrowings made by FCCG under the Intercompany Agreement and assume much of FCCG’s debt, but preserve the use of FCCG’s NOL carryforwards, which FAT contended held significant value. The Board approved the Merger on December 10, 2024, and the Merger was consummated on December 24, 2020. 2 Defendants and Plaintiffs are collectively referred to herein as the “Parties.”

{02162712;v1 } 5 Following a books and records investigation pursuant to Delaware General Corporation Law (“DGCL”) Section 220, Plaintiffs filed a Verified Stockholder Derivative Complaint (the “Harris I Complaint”) on June 10, 2021 in the Court of Chancery of the State of Delaware (the “Court”), captioned Harris v. Junger, et al., C.A. No. 2021-0511-NAC. The Harris I Complaint asserted claims derivatively on behalf of Nominal Defendant FAT based upon, among other things, allegations that Wiederhorn and Holdings breached their fiduciary duties as controlling stockholders of FAT by causing the Merger and FAT’s entry into the Intercompany Agreement, that the Independent Director Defendants breached their fiduciary duties to FAT by approving the Merger, that Holdings was unjustly enriched by the Merger, and that the Independent Director Defendants and Wiederhorn breached their fiduciary duties to FAT through the waste of corporate assets by entering into the Intercompany Agreement and the original promissory note. The Individual Defendants have denied, and continue to deny, all of the wrongdoing alleged in the Harris I Complaint. On August 5, 2021, Defendants filed a motion to dismiss the Harris I Complaint (the “Harris I Motion to Dismiss”), which was opposed by Plaintiffs. On February 11, 2022, the Court issued a bench ruling denying the Harris I Motion to Dismiss with respect to claims against Wiederhorn, Holdings, and two of the three Independent Director Defendants, and the Court took under advisement the unjust enrichment claim against Holdings and the claims against the third Independent Director Defendant (who was not a member of the Special Committee that recommended the Merger and did not vote on the Board’s approval of the Merger). In making its bench ruling, the Court held that, while the Merger appeared potentially fair to unaffiliated FAT stockholders because of the issuance of Series B Preferred Stock, Plaintiffs had alleged that the Merger was unfair to FAT and that it was “reasonably conceivable that [certain FAT] directors were acting either in self- interest or … in bad faith.” The Court also held it to be reasonably conceivable that the Merger constituted corporate waste under Delaware law. On May 25, 2022, the Court denied the Harris I Motion to Dismiss with respect to the undecided claims in a written opinion, declining at the pleadings stage to find the unjust enrichment claim against Holdings duplicative of the fiduciary duty claim and holding it was “reasonably conceivable” that Plaintiffs had stated a claim against the third Independent Director Defendant given his participation in earlier negotiations regarding the Merger and approval of the Intercompany Agreement. After initial document discovery, on January 31, 2023, the Company’s Board formed a Special Litigation Committee (the “Initial Special Litigation Committee”),

{02162712;v1 } 6 consisting of outside directors Amy Forrestal and Lynne Collier, to investigate, review and analyze the facts and circumstances surrounding the claims made in the Harris I Complaint. The Initial Special Litigation Committee was given the full power and authority of the Board to consider and determine on the Company’s behalf whether or not prosecution of the claims presented in or related to the Action were in the best interests of the Company and its stockholders, and what actions the Company should take with respect to Harris I. On February 3, 2023, the Initial Special Litigation Committee moved for a six-month stay of Harris I to conduct its independent investigation, with the assistance of its counsel. The Court granted the Initial Special Litigation Committee’s stay motion, which Plaintiffs had opposed. On March 28, 2023, Wiederhorn and Holdings caused all directors other than himself to be removed from the Board of Directors of FAT, including the Initial Special Litigation Committee. On April 4, 2023, Plaintiffs moved to lift the stay in Harris I. On April 5, 2023, the Court lifted the stay in Harris I. On May 4, 2023, the FAT Board of Directors formed a new Special Litigation Committee, consisting of Lynne Collier, Mark Elenowitz, and Kenneth Kepp (the “Special Litigation Committee” or “SLC”) to investigate, review and analyze the facts and circumstances surrounding the claims made in the Harris I Complaint, and to determine an appropriate course of action with respect thereto. The SLC retained the law firm of Morris Nichols Arsht & Tunnell, LLP to act as its legal advisor, and on May 8, 2023, moved to stay Harris I. On May 10, 2023, the United States Department of Justice (the “DOJ”) moved to intervene and stay discovery in Harris I pending the resolution of its investigation into the facts and circumstances underlying Harris I. On May 31, 2023, the Court issued an oral opinion granting the DOJ’s motions to intervene and stay discovery in Harris I. B. Summary of Plaintiff’s allegations in Harris v. Junger, et al., C.A. No. 2022-0254-NAC (“Harris II”) In Harris II, Plaintiffs alleged that following the Merger, FAT sought to expand by acquiring other restaurant chains using FAT stock as consideration. Continued issuances of FAT stock, however, threatened the dilution of Wiederhorn’s controlling stake. Plaintiffs further alleged that in response to this dilution,

{02162712;v1 } 7 Wiederhorn proposed to amend FAT’s Certificate of Incorporation to create a new class of super-voting stock (the “Recapitalization Transaction”). During this period, Plaintiffs alleged that FAT was also negotiating an acquisition that would have diluted Wiederhorn and Holdings below 50% ownership of FAT without consummation of the Recapitalization Transaction. On June 29, 2021, the Board approved the Recapitalization Transaction to create, and issue to existing FAT stockholders on a pro rata basis, a new class of FAT common stock representing 2,000 votes per share. As a result of this new issuance, Holdings and Wiederhorn’s control of FAT was decoupled from their economic ownership of FAT. Plaintiffs contended that the Board did not extract any consideration from Wiederhorn and Holdings in exchange for effective permanent control over FAT. On July 8, 2021, the Company filed a Preliminary Information Statement with the SEC representing that the Recapitalization Transaction had been approved by the written consent of a majority of the unaffiliated stockholders of FAT. On March 17, 2022, and after a second books and records investigation pursuant to DGCL Section 220, Plaintiffs commenced Harris v. Junger, et al., C.A. No. 2022-0254-NAC (“Harris II”) by filing a complaint with the Court (the “Harris II Complaint”). The Harris II Complaint alleged that the Company received nothing in the Recapitalization Transaction in exchange for the granting of permanent control to Wiederhorn and Holdings. Plaintiffs also alleged that the Defendants had breached their fiduciary duties in connection with the Recapitalization Transaction claiming that the Board knew or should have known that certain written consents purportedly received by the Company were invalid and obtained through a materially false solicitation statement. The Harris II Complaint asserted claims derivatively on behalf of Nominal Defendant FAT against Wiederhorn, the Board, and Holdings. Plaintiffs alleged that Wiederhorn and the Board had breached their fiduciary duties to the Company as directors, that Wiederhorn and Holdings had breached their fiduciary duties to the Company as controlling stockholders, and that Wiederhorn and Holdings were unjustly enriched by the Recapitalization Transaction. Defendants denied, and continue to deny, all of the wrongdoing alleged in the Harris II Complaint. On May 2, 2022, Defendants moved to dismiss the Harris II Complaint (the “Harris II Motion to Dismiss”), arguing that Plaintiffs failed to make a required pre- litigation demand on the FAT Board. On November 17, 2022, the Court held a hearing on the Harris II Motion to Dismiss. On April 5, 2023, at the same time that

{02162712;v1 } 8 the Court lifted the stay in Harris I, it also issued an order denying the Harris II Motion to Dismiss. In making its decision, the Court held that Plaintiffs had sufficiently pled facts supporting a conclusion that the Independent Director Defendants acted in bad faith in approving the Recapitalization Transaction, and that therefore Plaintiffs were excused from making a pre-litigation demand. Additionally, in denying the Harris II Motion to Dismiss, the Court held that “plaintiffs have sufficiently pled, for motion to dismiss purposes, that the special committee defendants acted for the controller's benefit without regard to the company's interests and got nothing in exchange for a transaction that was only favorable to the controller.” The Court noted, however, that its ruling was “a pleading-stage determination” and that “defendants were advised by very sophisticated counsel,” and “discovery may well reveal that defendants really were acting in the company's best interests.” Following denial of the Harris II Motion to Dismiss, the parties engaged in initial document discovery. On July 14, 2023, the Special Litigation Committee determined to investigate the facts and circumstances underlying Harris II. On July 21, 2023, the SLC moved to stay Harris II, and the Court granted the Parties’ stipulation to stay Harris II on August 10, 2023, subject to the production of documents responsive to Plaintiffs’ outstanding document requests. During the pendency of the stays in Harris I and Harris II, the SLC, through its counsel, received and reviewed more than 190,000 documents to investigate the underlying factual and legal theories of liability advanced in the Actions, as well as potential theories of liability not advanced in the Actions. The SLC met regularly during its investigation and invited and received presentations from counsel for both the plaintiffs and the defendants. The SLC, through its counsel, conferred with attorneys for the DOJ from time to time to be kept apprised on the status of the Government’s work. Although the SLC did not complete its investigation nor did it conduct interviews given the overlay of an ongoing Government investigation and criminal trials, it concluded that it would not move to dismiss the Actions and that it would be in the best interests of the Company to achieve a global settlement of both Actions and to work with Plaintiffs’ counsel to try to achieve that end. C. Further Developments in the Actions FAT used approximately $1.5 million of the NOLs in 2022 and approximately $23.5 million of the NOLs in 2023.

{02162712;v1 } 9 Beginning in March 2024, the SLC, Plaintiffs, and Defendants began engaging in arm’s-length negotiations concerning a possible settlement of Harris I and Harris II. On May 9, 2024, the DOJ filed an indictment in the United States District Court for the Central District of California against Wiederhorn, FAT, and two other individuals alleging, among other things, that Wiederhorn caused FAT and FCCG to compensate him approximately $47 million between 2010 and January 2021 through “distributions, which he [and others] categorized as ‘shareholder loans’” (the “Indictment”). United States of America v. Wiederhorn, et al., No.: 2:24-cv- 00295-RGK (C.D. Cal.) (the “California Court”). The Indictment provided notice that the United States would seek to have Mr. Wiederhorn, if convicted, forfeit “[a]ll right, title and interest to any property, real or personal, constituting, or derived from, any proceeds traceable to the offenses” alleged in the Indictment. On May 31, 2024, the DOJ filed a status report and proposed order with the Delaware Court requesting a further stay of Harris I until the resolution of the criminal charges against Wiederhorn and FAT. On June 3, 2024, the Delaware Court granted the request of the DOJ and stayed Harris I until the resolution of criminal charges against Wiederhorn and FAT. On June 14, 2024, the trial on the criminal charges against Wiederhorn and FAT was continued until October 28, 2025. Following an all-day mediation session on January 3, 2025, the parties and the SLC reached an agreement in principle to settle all of the claims in Harris I and Harris II. This settlement was endorsed by the SLC. On July 17, 2025, the trial on the criminal charges against Wiederhorn and FAT was continued until January 13, 2026. On July 29, 2025, the DOJ filed an unopposed motion to dismiss the Indictment, and on August 7, 2025, the California Court ordered the Indictment to be dismissed without prejudice against Wiederhorn and FAT. On August 1, 2025, the Parties formalized their agreement and entered into an initial stipulation of settlement. On September 11, 2025, the Parties entered into the Stipulation, which sets forth the final terms and conditions of the Settlement. On September 18, 2025, the Court entered the Scheduling Order providing for, among other things, the scheduling of the Settlement Hearing and the distribution of this Notice.

{02162712;v1 } 10 THE COURT HAS NOT DETERMINED THE MERITS OF PLAINTIFFS’ CLAIMS OR THE DEFENSES THERETO. THIS NOTICE DOES NOT IMPLY THAT THERE HAS BEEN OR WOULD BE ANY FINDING OF VIOLATION OF THE LAW BY THE INDIVIDUAL DEFENDANTS OR THAT RECOVERY COULD BE HAD IN ANY AMOUNT IF THE ACTION WAS NOT SETTLED. III. WHAT ARE THE TERMS OF THE SETTLEMENT? THE TERMS AND CONDITIONS OF THE SETTLEMENT ARE SET FORTH IN DETAIL IN THE STIPULATION, WHICH HAS BEEN FILED WITH THE COURT. THIS NOTICE INCLUDES ONLY A SUMMARY OF VARIOUS TERMS OF THE SETTLEMENT AND DOES NOT PURPORT TO BE A COMPREHENSIVE DESCRIPTION OF ITS TERMS. The proposed Settlement confers financial and corporate governance benefits upon FAT. Because the Action was brought derivatively by Plaintiffs on behalf of FAT, the benefits of the Settlement will go directly to the Company. In consideration of the proposed Settlement, the Defendants shall pay, or cause to be paid, the aggregate amount of $10,000,000 in cash (the “Cash Component”) to FAT. Within twenty (20) calendar days after the Effective Date, the Fog Cutter Defendants shall surrender 200,000 shares of Twin Hospitality Group, Inc. Class A Common stock to FAT (the “Shares Component,” and with the Cash Component, the “Settlement Payment”). Additionally, to settle the Action, Defendants have agreed that the Company will adopt, implement, and maintain the Corporate Governance Reforms set forth in Exhibit A to the Stipulation, which include amendments to FAT’s Corporate Governance Guidelines and Audit Committee charter. Among other things, these Corporate Governance Reforms provide for: • The hiring of a public company experienced Chief Financial Officer (“CFO”), controller, and general counsel. • The creation of a standing Related Party Transactions Committee of the Board, comprised exclusively of directors that are independent under NASDAQ rules, to review and approve or reject all proposed transactions

{02162712;v1 } 11 between FAT and any officer or director of the corporation (or affiliated entity) for a period of at least three (3) years. • Amending Andrew Wiederhorn’s Consulting agreement to permit the Compensation Committee to determine the reasonableness of Mr. Wiederhorn’s hourly billing, and to propose and make any agreed-to changes it may deem necessary. • The charter of the Audit Committee to be amended to require that the audit committee shall hire and take guidance from independent and competent Delaware corporate counsel in considering any related party transaction. IV. WHAT CLAIMS WILL THE SETTLEMENT RELEASE? If the Settlement is approved, the Court will enter a Final Judgment dismissing the Action with prejudice. Pursuant to the Final Judgment, and upon the Effective Date of the Settlement, the following releases will occur: (a) Plaintiffs, the SLC and all of its members, the Company, any Current FAT Stockholder, the Defendants, and all of their respective successors-in- interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall be deemed to have, and by operation of the Judgment (as defined in ¶ 11 of the Stipulation) approving this Settlement shall have, completely discharged, dismissed with prejudice on the merits, released and settled, to the fullest extent permitted by law, all claims, including Unknown Claims as defined infra and potential claims, whether they are asserted or unasserted, suspected or unsuspected, discovered or undiscovered, that Plaintiffs now have or may have had against Defendants for any matter arising from, relating to, or otherwise stemming from, whether directly or indirectly, the allegations and claims asserted in the Actions (the “Plaintiffs’ Released Claims”) against the Defendants, as well as their agents, assigns, successors, employees, officers, directors, attorneys, advisors, insurers, or other affiliated entities (the “Defendant Releasees”) or the members of the SLC, as well as each of their members and agents, assigns, successors, employees, officers, directors, attorneys, advisors, insurers, or other affiliated entities (the “SLC Releasees”), and shall be forever barred and enjoined from commencing, instituting,

{02162712;v1 } 12 prosecuting, or continuing to prosecute any of the Plaintiffs’ Released Claims against any of the Defendant Releasees or SLC Releasees. Notwithstanding anything to the contrary herein, Plaintiffs’ Released Claims shall not include: (i) any claims relating to the enforcement of the Settlement; (ii) claims purportedly on behalf of FAT to recover money damages or obtain other remedies for harm to FAT (if any) caused by (a) the reconstitution of the FAT Board and/or the removal, appointment or re-appointment of directors from the FAT Board in March 2023 sought by Richard Collura in Case No. 2024-1305-NAC pending in Delaware Chancery Court (the “Collura Action”) and as identified and pled in the Complaint filed on December 17, 2024 therein (the “Collura Complaint”); (b) alleged misrepresentations relating to the civil and criminal investigations opened by the SEC and DOJ in November 2021 in certain of FAT’s SEC filings from 2022 through 2024 alleged by Collura in the Collura Action and as identified and pled in the Collura Complaint; (c) alleged insider stock sales by Andrew Wiederhorn in 2022 and 2023 alleged by Collura in the Collura Action and as identified and pled in the Collura Complaint; and (d) alleged compensation and bonuses proposed, approved and awarded to identified officers and/or directors of the Company while the aforementioned government investigations were ongoing in 2022 and 2023 as identified and pled in the Collura Complaint. Additionally, nothing in this Stipulation shall be construed to in any way limit or impair any claims being brought or maintained by the DOJ or the SEC against any of the defendants named in the Actions. For the avoidance of doubt, and notwithstanding any allegations or claims that have been or could have been asserted in the Collura Action, Plaintiffs’ Released Claims shall include claims purportedly on behalf of FAT to recover money damages or obtain other remedies for harm to FAT (if any) caused by the 2020 merger between FAT and FCCG, the 2021 recapitalization transaction and/or any and all loans, loan agreements, promissory notes, intercompany credit agreements and/or forgiveness of loans as between FAT and FCCG and/or FCCG and Andrew Wiederhorn from 2017 through 2020. (b) The SLC and all of its members, the Company, and the Defendants, on behalf of themselves, and their respective heirs, executors, administrators, predecessors, successors, and assigns in their capacities as such only, will

{02162712;v1 } 13 fully, finally and forever release, settle, and discharge, and shall forever be enjoined from prosecuting against Plaintiffs, their respective counsel, all agents, representatives, estates, insurers, reinsurers, and advisors of any of the foregoing (collectively, the “Plaintiff Releasees”), and the SLC Releasees, any and all claims, complaints, petitions, sanctions, or assertions of wrongdoing in any way, shape or form, including unknown claims, arising out of or relating to the Section 220 demands, or the investigation, commencement, prosecution or settlement of the Actions (the “Defendants’ Released Claims,” and together with Plaintiffs’ Released Claims, the “Released Claims”). Notwithstanding anything to the contrary herein, Defendants’ Released Claims shall not include any claims relating to the enforcement of the Settlement. Until the Court decides whether to approve the Settlement, Plaintiffs and all other FAT stockholders acting or purporting to act on behalf of FAT are barred and enjoined from commencing, prosecuting, or in any way participating in the commencement or prosecution of, any action or other proceeding asserting any Released Claim against Defendants or any of the Released Persons. Definitions The Stipulation defines these capitalized terms as follows: “Plaintiffs’ Released Claims” means any and all claims, including Unknown Claims as defined infra, whether they are asserted or unasserted, arising from, relating to, or otherwise stemming from the allegations set forth by Plaintiffs in the Actions (the “Plaintiffs’ Released Claims”) against the Defendants, as well as their agents, assigns, successors, employees, officers, directors, attorneys, advisors, insurers, or other affiliated entities. “Defendants’ Released Claims means any and all claims, complaints, petitions, sanctions, or assertions of wrongdoing in any way, shape or form, including unknown claims, arising out of or relating to the 220 demands, or the investigation, commencement, prosecution or settlement of the Actions against Plaintiffs, their respective counsel, and all agents, representatives, estates, insurers, reinsurers, and advisors of any of the foregoing. “Unknown Claims” means any and all claims belonging to Plaintiffs, FAT stockholders, or Defendants within the scope of the releases, known or unknown,

{02162712;v1 } 14 suspected or unsuspected, which now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. With respect to any and all Released Claims, the Settling Parties agree that upon the Effective Date, the Settling Parties shall expressly waive, and all FAT stockholders acting or purporting to act on behalf of FAT shall be deemed to have, and by operation of the Final Judgment shall have, expressly waived the provisions, rights, and benefits conferred by or under California Civil Code Section 1542, or any other law of the United States or any state or territory of the United States, or principle of common law, which is similar, comparable, or equivalent to California Civil Code Section 1542, which provides: A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY. The Settling Parties acknowledge that they may hereafter discover facts in addition to or different from those now known or believed to be true by them with respect to the subject matter of the Released Claims, but it is the intention of the Settling Parties to completely, fully, finally, and forever compromise, settle, release, and discharge any and all Released Claims, known or unknown, suspected or unsuspected, contingent or fixed, accrued or unaccrued, apparent or unapparent, which do now exist, or heretofore existed, or may hereafter exist, and without regard to the subsequent discovery of additional or different facts. The Settling Parties acknowledge, and FAT’s stockholders shall be deemed by operation of the Final Judgment to have acknowledged, that the foregoing waiver was separately bargained for and is a key element of the Stipulation of which this release is a part, and was relied upon by each and all of the Defendants in entering into the Settlement. V. WHAT ARE THE REASONS FOR SETTLING THE ACTION? Plaintiffs’ entry into the Settlement is not intended to be and shall not be construed as an admission or concession concerning the relative strength or merit of the claims alleged in the Actions. Plaintiffs and Plaintiffs’ Counsel recognize and acknowledge the significant risk, expense, and length of continued proceedings necessary to prosecute the Actions through trial and possible appeals. Plaintiffs and Plaintiffs’ Counsel also have taken into account the considerable value obtained for

{02162712;v1 } 15 FAT by the Settlement, the uncertain outcome and the risk of further litigation, especially in complex cases such as this Actions, as well as the difficulties and delays inherent in such litigation (particularly in light of the concurrent criminal prosecution in the California Court), and they are also mindful of the inherent problems of proof of, and possible defenses to, the claims asserted in the Actions. Based on the foregoing and Plaintiffs’ Counsel’s thorough investigation and analysis of the relevant facts, allegations, defenses, and controlling legal principles, Plaintiffs and Plaintiffs’ Counsel have determined that the Settlement is, under the circumstances present here, fair, reasonable, adequate, and in the best interests of FAT and FAT’s stockholders. The Defendants have denied, and continue to deny, any and all allegations of wrongdoing or liability arising out of or relating in any way to the events, conduct, statements, acts, or omissions alleged in the Action. Without limiting the foregoing, the Defendants have denied, and continue to deny, among other things: that they breached any fiduciary duties or any other duty owed to FAT or its stockholders in connection with the Merger or Recapitalization Transactions; that they were unjustly enriched as a result of any breach of fiduciary duty or other act, omission, or conduct; that they committed any waste of FAT’s corporate assets; that they committed any violations of law or wrongdoing whatsoever; or that Plaintiffs, FAT, or FAT’s stockholders suffered any damage or were harmed as a result of any act, omission, or conduct by the Defendants alleged in the Action or otherwise. The Defendants have further asserted, and continue to assert, that at all relevant times, they acted in good faith and in a manner that they reasonably believed to be in the best interests of FAT and its stockholders. Defendants have entered into the Settlement solely to eliminate the uncertainty, distraction, disruption, burden, risk, and expense of further litigation, without admitting any wrongdoing or liability whatsoever. VI. HOW WILL THE ATTORNEYS GET PAID? Before final approval of the proposed Settlement, Plaintiffs’ Counsel intends to petition the Court for an award of attorneys’ fees in an aggregate amount of up to $3,250,000, plus reimbursement of reasonable expenses incurred in connection with the Action not to exceed $350,000 (the “Fee & Expense Award”). Neither Defendants nor their insurers shall have any financial obligation with respect to the Settlement beyond the amount of the Settlement Amount. Plaintiffs further intend to seek a service award to be paid to Plaintiffs to compensate them for their time, effort and expenditures in furtherance of this litigation, to be paid exclusively from the Fee & Expense Award (the “Service Award”). Defendants take no position as to

{02162712;v1 } 16 Plaintiffs’ petition for a Fee & Expense Award and/or the request for a Service Award. Any potential Fee & Expense Award shall be paid by the Company, and any Service Award shall be paid out of any Fee & Expense Award ordered by the Court. Any failure by the Court to approve a Fee & Expense Award or Service Award in any particular amount, or at all, shall not affect the validity of the Settlement, affect or delay the enforceability of the Settlement, or provide any of the Settling Parties with the right to terminate the Settlement. VII. WHEN WILL THE SETTLEMENT HEARING TAKE PLACE? The Court has scheduled a Settlement Hearing to be held on December 17, 2025 at 11:00 a.m. EST, in the Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801 (or by telephonic or video means as may be designated by the Court). At the Settlement Hearing, the Court will consider whether the terms of the Settlement are fair, reasonable, and adequate and thus should be finally approved, whether the Fee and Expense Amount should be approved, and whether the Action should be dismissed with prejudice by entry of the Final Judgment pursuant to the Stipulation. The Court will also hear and determine objections, if any, to the proposed Settlement and the Fee and Expense Amount and rule on such other matters as the Court may deem appropriate. The Court may adjourn the Settlement Hearing from time to time without further notice to anyone other than the Parties and any Objectors (as defined below). The Court reserves the right to approve the Settlement at or after the Settlement Hearing with such modifications as may be consented to by the Parties and without further notice. VIII. DO I HAVE A RIGHT TO APPEAR AND OBJECT? Any stockholder of FAT who objects to the Settlement, the proposed Final Judgment to be entered, and/or the Fee and Expense Amount who wishes to be heard (an “Objector”), may appear in person or by his, her, or its attorney at the Settlement Hearing and present any evidence or argument that may be proper and relevant; provided, however, that no Objector shall be heard or entitled to contest the approval of the terms and conditions of the Settlement, or, if approved, the Final Judgment to be entered thereon, unless he, she, or it has, no later than ten (10) calendar days before the Settlement Hearing (unless the Court in its discretion shall thereafter

{02162712;v1 } 17 otherwise direct, upon application of such Person and for good cause shown), filed with the Register in Chancery, Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801, and served upon counsel listed below, the following: (i) proof of current ownership of FAT stock; (ii) a written notice of the Objector’s intention to appear that states the Objector’s name, address, and telephone number and, if represented, the Objector’s counsel; (iii) a detailed statement of all of the grounds thereon and the reasons for the Objector’s desire to appear and to be heard; and (iv) all documents or writings which the Objector desires the Court to consider. Such filings must be served upon the following counsel by hand delivery, overnight mail, or the Court’s electronic filing and service system: Stephen E. Jenkins ASHBY & GEDDES, P.A. 500 Delaware Avenue, 8th Floor Wilmington, Delaware 19801 (302) 654-1888 Attorneys for Plaintiffs Martin S. Lessner YOUNG CONAWAY STARGATT & TAYLOR, LLP 1000 North King Street Wilmington, DE 19801 (302) 571-6600 Attorneys for Defendants Andrew A. Wiederhorn, Fog Cutter Holdings, LLC, and Fog Cutter Capital Group, Inc. K. Tyler O’Connell MORRIS JAMES LLP 3205 Avenue North Blvd. Suite 100 P.O. Box 2306 Wilmington, DE 19899 (302) 888-6892 Attorneys for Nominal Defendant FAT Brands, Inc. Brock E. Czeschin RICHARDS, LAYTON & FINGER P.A. 920 North King Street Wilmington, Delaware 19801 (302) 651-7700 Attorneys for Defendants Squire Junger, James Neuhauser, Edward H. Rensi John P. DiTomo MORRIS NICHOLS ARSHT & TUNNELL LLP 1201 North Market Street Wilmington, DE 19801

{02162712;v1 } 18 (302) 658-9200 Attorneys for the Special Litigation Committee of the Board of Directors of FAT Brands, Inc. Any Person who fails to object in the manner prescribed above shall be deemed to have waived such objection (including the right to appeal), unless the Court in its discretion allows such objection to be heard at the Settlement Hearing, and shall forever be barred from raising such objection in the Action, or any other action or proceeding, or otherwise contesting the Settlement or the Fee and Expense Amount, and will otherwise be bound by the Final Judgment to be entered and the releases to be given. IX. HOW DO I GET ADDITIONAL INFORMATION? This Notice summarizes the proposed Settlement. It is not a complete statement of the events of the Action or the terms and conditions of the Stipulation. For additional information about the Action and the Settlement, please refer to the documents filed with the Court, including the Stipulation. You may examine the Court files during regular business hours of each business day at the office of the Register in Chancery, Court of Chancery, Leonard L. Williams Justice Center, 500 North King Street, Wilmington, Delaware 19801. The Clerk’s office will not mail copies of documents to you. For more information concerning the Settlement, you may also call or write to the counsel referenced in Section VIII hereto. PLEASE DO NOT WRITE TO OR CALL THE COURT. BY ORDER OF THE COURT Dated: _______________ _______________________________ Register in Chancery